Exhibit 21.1
Woodward Governor Company
Subsidiaries of the Registrant

Entity Name	Jurisdiction of Organization

Baker Electrical Products	Delaware, USA
Techni-Core, Inc	Delaware, USA
MPC Export Corporation	British Virgin Islands
MPC Products Corporation dba Woodward MPC, Inc.	Illinois, USA
MPC Products Europe, SAS	Senouillac, France
Woodward FST, Inc.	Delaware, USA
Woodward Controls, Inc	Delaware, USA
Woodward International, Inc	Delaware, USA
MotoTron Corporation	Delaware, USA
Woodward Governor de Mexico S.A. de C.V.	Mexico City, Mexico
Woodward Governor France S.A.R.L.	Venissieux, France
Woodward Governor Germany GmbH	Aken, Germany
Woodward Governor GmbH	Lucerne, Switzerland
WGC LLC	Delaware, USA
Woodward Germany Verwaltungs GmbH	Frankfurt am Main, Germany
Woodward Germany GmbH & Co. KG	Frankfurt am Main, Germany
Woodward Governor India Limited	New Delhi, India
Woodward Governor Nederland B.V.	Hoofddorp, The Netherlands
Woodward Governor (Japan) Ltd.	Chiba, Japan
Woodward Controls and Solutions (Thailand) Ltd.	Bangkok, Thailand
Woodward Governor Poland Sp.Zo.o	Krakow, Poland
Woodward Regulateur (Quebec), Inc.	Quebec, Canada
Woodward Comercio de Sistemas de Controle e Protecao Electrica Ltda.	Sao Paulo, Brazil
Woodward GmbH	Stuttgart, Germany
Woodward Hong Kong Limited	Hong Kong, China
Woodward (Tianjin) Controls Company Limited	Tianjin, China
Woodward Controls (Suzhou) Co., Ltd.	Suzhou, China
Woodward Controls International Trading (Shanghai) Co., Ltd.	Shanghai, China
Woodward Kempen GmbH	Kempen, Germany
Woodward Power Solutions GmbH	Kempen, Germany
Woodward SEG Lima S.A.C	Lima, Peru
Woodward (U.K.) Ltd.	Dorset, UK
Woodward HRT, Inc.	Delaware, USA
Woodward Energy Controls Singapore Pte Ltd.	Singapore
Woodward CIS Limited Liability Company	St. Petersburg, Russia
Woodward Motoron Systems LLC (Joint Venture)	Delaware, USA
AESYS, LLC	Texas, USA